    As filed with the Securities and Exchange Commission on February 26, 1999

                                   Registration No. 333-_________________

--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                     ----------

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                     ----------

                            RHYTHMS NETCONNECTIONS INC.
               (Exact name of registrant as specified in its charter)

            DELAWARE                              33-0747515
 (State or other jurisdiction           (IRS Employer Identification No.)
of incorporation or organization)

               6933 SOUTH REVERE PARKWAY  ENGLEWOOD, COLORADO  80112
                (Address of principal executive offices) (Zip Code)

                                     ----------

                            RHYTHMS NETCONNECTIONS INC.
                       1997 STOCK OPTION/STOCK ISSUANCE PLAN
                              (Full title of the Plan)

                                     ----------

                                 CATHERINE M. HAPKA
                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            RHYTHMS NETCONNECTIONS INC.
                             6933 SOUTH REVERE PARKWAY
                             ENGLEWOOD, COLORADO  80112
                      (Name and address of agent for service)
                                   (303) 476-4200
           (Telephone number, including area code, of agent for service)

                                     ----------

                          CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------

                                                       Proposed
       Title of                                        Maximum             Proposed
      Securities                     Amount            Offering             Maximum              Amount of
        to be                        to be              Price              Aggregate            Registration
      Registered                  Registered(1)        per Share         Offering Price             Fee
      ----------                  -------------        ---------         --------------         ------------
 1997 Stock Option/Stock
 Issuance Plan                   2,500,505 shares       $3.61(2)         $9,026,823.05(2)         $2,509.46
 Common Stock

                                   883,749 shares       $7.64(3)         $6,751,842.36(3)         $1,877.01


                                                                       AGGREGATE AMOUNT OF        $4,386.47
                                                                         REGISTRATION FEE

------------------------------------------------------------------------------------------------------------


(1) This Registration Statement shall also cover any additional shares of Registrant's common stock which become issuable under the 1997 Stock Option/Stock Issuance Plan with respect to the securities registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price per share in effect under the outstanding options covering these securities.

(3) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Registrant's common stock on February 22, 1999, as determined by the Registrant's Board of Directors.

                                      PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

          Rhythms NetConnections Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Registrant's prospectus filed with the Commission on October 22, 1998 under Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registrant's Registration Statement No. 333-59393, in which there is set forth the audited financial statements for the period from February 27, 1997 (inception) through December 31, 1997.

     (b) The Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 1998 filed with the Commission on December 7, 1998.

          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

          COMMON STOCK. The holders of the Registrant's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, dissolution or winding-up of the Registrant, the holders of common stock are entitled to share ratably in all assets available for distributions after payment in full to creditors and holders of preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

          POSSIBLE ANTI-TAKEOVER MATTERS

          CERTIFICATE OF INCORPORATION AND BYLAWS.     The Registrant's
certificate of incorporation provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The Registrant's bylaws provide that its Board of Directors will be
classified into three classes of directors.   In addition, the Registrant's
bylaws do not permit its stockholders to call a special meeting of stockholders; only the Chief Executive Officer, President, Chairman of the Board or a majority of the Board of Directors are permitted to call a special meeting of stockholders. The Registrant's bylaws also require that stockholders give advance notice to its secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of the Board of Directors and/or stockholders to amend certain bylaw provisions. These provisions of the certificate of incorporation and the bylaws could discourage potential acquisition proposals
and could delay or prevent a change in control of the Registrant.   Such
provisions may also have the effect of preventing changes in the Registrant's management.

          DELAWARE ANTI-TAKEOVER STATUTE. The Registrant is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder -- defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock -- for a period of three years following the time that such stockholder became an interested stockholder, unless:

     - prior to such time, such corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of such corporation's voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to such time, the business combination is approved by such corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

          Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;

     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

          RIGHTS PLAN.   Prior to the closing of Registrant's initial public
offering of its common stock, it is anticipated that the Registrant's Board of Directors will adopt a rights plan (the "Rights Agreement") pursuant to which one right (a "Right") to purchase one one-thousandth of a share of a series of preferred stock, par value $0.001 per share (the "Rights Plan preferred stock"), would be issued as a dividend for each outstanding share of common stock. Each Right, when exercisable, would represent the right to purchase one one-thousandth of a share of Rights Plan preferred stock at a specified price. The Rights would become exercisable ten days after a person or group acquires 15% or more of the outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. If, after the Right becomes exercisable, the Registrant were to be acquired through a merger or other business combination transaction or 50% or more of the Registrant's assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15% or more of the outstanding common stock, each Right not owned by such person would permit the purchase, for the exercise price, of common stock having a market value of twice the exercise price. The Rights would expire ten years after the adoption of the Rights Agreement, unless earlier redeemed by the Registrant in accordance with the terms of the Rights Agreement. The purchase price payable and the shares of Rights Plan preferred stock issuable upon exercise of the Rights would be subject to adjustment from time to time as specified in the Rights Agreement. In addition, the Registrant's Board of Directors would retain the authority to redeem, at $0.001 per Right, and replace the Rights with new rights at anytime, provided that no such redemption could occur after a person or group acquires 15% or more of the outstanding common stock. Shares of Rights Plan preferred stock, when issued upon exercise of the Rights, will be nonredeemable and will rank junior to all series of any other class of preferred stock. Each share of Rights Plan preferred stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of (1) $10 per share or (2) 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of Rights Plan preferred stock will be entitled to a preferential liquidation payment equal to the greater of (a) $1,000 per share or (b) 1,000 times the payment made per share of common stock. Each share of Rights Plan preferred stock will entitle the holder to 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Rights Plan preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The foregoing rights would be subject to antidilution adjustments.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

          Article VII, Section 6 of the Registrant's bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnify thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

          As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section (A) of the Registrant's certificate of incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

          The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

          The Registrant has purchased directors' and officers' liability insurance. The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.

ITEM 8.  EXHIBITS

Exhibit Number      Exhibit
--------------      -------
     4.1*        Instruments Defining the Rights of Stockholders. Registrant's
                   Restated Certificate of Incorporation filed with the
                   Delaware Secretary of State on March 6, 1998 and Certificate
                   of Amendment thereto filed with the Delaware Secretary of
                   State on April 28, 1998.
     4.2*        Instruments Defining the Rights of Stockholders.
                   Registrant's Bylaws and amendments thereto dated as of July
                   1, 1997 and March 6, 1998, respectively.
     5           Opinion and Consent of Brobeck, Phleger & Harrison LLP.
     23.1        Consent of PricewaterhouseCoopers LLP.
     23.2        Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
     24          Power of Attorney. Reference is made to page II-5 of this Registration Statement.
     99.1        1997 Stock Option/Stock Issuance Plan.
     99.2        Form of Notice of Grant of Stock Option.
     99.3        Form of Stock Option Agreement.
     99.4        Form of Stock Purchase Agreement.

  *  Exhibits 4.1 and 4.2 are incorporated herein by reference to Exhibits
     3.1 and 3.2, respectively, of Registrant's Registration Statement No. 333-59393 on Form S-4, filed with the Commission on July 17, 1998, as amended by Forms S-4/A, filed with the Commission on September 4, 1998, September 25, 1998 and October 19, 1998.


ITEM 9.  UNDERTAKINGS

          A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Rhythms NetConnections Inc. 1997 Stock Option/Stock Issuance Plan.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on this 26th day of February, 1999.

                                   RHYTHMS NETCONNECTIONS INC.


                                   By: /s/ CATHERINE M. HAPKA
                                       -------------------------------------
                                       Catherine M. Hapka
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Catherine M. Hapka and Scott
C. Chandler, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

SIGNATURE                     TITLE                                      DATE
---------                     -----                                      ----
/s/ CATHERINE M. HAPKA        President, Chief Executive           February 26, 1999
----------------------        Officer and Director
Catherine M. Hapka            (Principal Executive Officer)


/s/ SCOTT C. CHANDLER         Chief Financial Officer              February 26, 1999
----------------------        (Principal Financial and
Scott C. Chandler             Accounting Officer)


/s/ KEVIN R. COMPTON          Director                             February 26, 1999
----------------------
Kevin R. Compton


/s/ KEITH B. GEESLIN          Director                             February 26, 1999
----------------------
Keith B. Geeslin


----------------------        Director                             February ____, 1999
Ken L. Harrison

                                     II-5

----------------------        Director                             February ____, 1999
William R. Stensrud



/s/ JOHN. L. WALECKA          Director                             February 26, 1999
----------------------
John. L. Walecka

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.   20549

                                    EXHIBITS

                                       TO

                                    FORM S-8

                                     UNDER

                             SECURITIES ACT OF 1933

                          RHYTHMS NETCONNECTIONS INC.

                                 EXHIBIT INDEX

EXHIBIT NUMBER      EXHIBIT
--------------      -------
     4.1*        Instruments Defining the Rights of Stockholders. Registrant's
                   Restated Certificate of Incorporation filed with the
                   Delaware Secretary of State on March 6, 1998 and Certificate
                   of Amendment thereto filed with the Delaware Secretary of
                   State on April 28, 1998.
     4.2*        Instruments Defining the Rights of Stockholders.
                   Registrant's Bylaws and amendments thereto dated as of July
                   1, 1997 and March 6, 1998, respectively.
     5           Opinion and Consent of Brobeck, Phleger & Harrison LLP.
     23.1        Consent of PricewaterhouseCoopers LLP.
     23.2        Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
     24          Power of Attorney. Reference is made to page II-5 of this Registration Statement.
     99.1        1997 Stock Option/Stock Issuance Plan.
     99.2        Form of Notice of Grant of Stock Option.
     99.3        Form of Stock Option Agreement.
     99.4        Form of Stock Purchase Agreement.

  *  Exhibits 4.1 and 4.2 are incorporated herein by reference to Exhibits
3.1 and 3.2, respectively, of Registrant's Registration Statement No. 333-59393 on Form S-4, filed with the Commission on July 17, 1998, as amended by Forms S-4/A, filed with the Commission on September 4, 1998, September 25, 1998 and October 19, 1998.